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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                               NVIDIA Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   67066G104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 8 pages

---------------------------                      -----------------------------

  CUSIP No. 67066G104                 13G          Page 2 of 8 Pages

---------------------------                      -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S) OF ABOVE PERSON(S)(ENTITIES ONLY)

      Chris A Malachowsky
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,848,374(1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,848,374(1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,848,374(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
(1) Includes 5,785,000 shares held by The Malachowsky Living Trust dated October 20, 1994, 954,000 shares held by Malachowsky Investments, L.P. and 75,000 shares held by the Chris and Melody Malachowsky Family Foundation. Also includes 1,034,374 shares issuable pursuant to options exercisable within 80 days of December 31, 2001. Reflects the 2-for-1 stock dividend in the form of a stock split distributed on September 11, 2001.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           -------------------------

CUSIP No. 67066G104                      13G           Page 3 of 8 Pages

--------------------------                           -------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Chris A. Malachowsky, as Trustee of The Chris and Melody Malachowsky Living Trust dated October 20, 1994
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            5,785,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,785,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,785,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           -------------------------

CUSIP No. 67066G104                      13G           Page 4 of 8 Pages

--------------------------                           -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      Malachowsky Investments L.P
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            954,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             954,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      954,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           -------------------------

CUSIP No. 67066G104                      13G           Page 4 of 8 Pages

--------------------------                           -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

      The Chris and Melody Malachowsky Family Foundation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            75,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             75,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      75,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

           (a)   Name of Issuer
                    NVIDIA Corporation

           (b)   Address of Issuer's Principal Executive Offices
                    2701 San Tomas Expressway
                    Santa Clara, CA 95050

Item 2.

           (a)   Name of Person Filing:
                    Chris A. Malachowsky
                    Chris A. Malachowsky, as Trustee of The Malachowsky Living Trust dated October 20, 1994 ("Trust")
                    Malachowsky Investments, L.P. ("Malachowsky Investments") The Chris and Melody Malachowsky Family Foundation ("Malachowsky Foundation")

           (b)   Address of Principal Business Office or, if none, Residence
                               2701 San Tomas Expressway
                               Santa Clara, CA  95050

           (c)   Citizenship

                    Chris A. Malachowsky               USA
                    Trust                              California
                    Malachowsky Investments            California
                    Malachowsky Foundation             Delaware

           (d)   Title of Class of Securities:   Common Stock

           (e)   CUSIP Number:   67066G104

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           Not Applicable

Item 4.    Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)   Amount Beneficially Owned:
                    Chris A. Malachowsky               7,848,374*
                    Trust                              5,785,000
                    Malachowsky Investments            954,000
                    Malachowsky Foundation             75,000

           (b)   Percent of Class:
                    Chris A. Malachowsky               5.2%
                    Trust                              3.9%
                    Malachowsky Investments            0.6%
                    Malachowsky Foundation             0.0%

                                Page 6 of 8 pages

          (c)    Number of shares as to which such person has:
                 (i)    Sole power to vote or to direct the vote:

                           Chris A. Malachowsky               7,848,374*
                           Trust                              5,785,000
                           Malachowsky Investments            954,000
                           Malachowsky Foundation             75,000

                 (ii)   Shared power to vote or to direct the vote:

                           Chris A. Malachowsky               0
                           Trust                              0
                           Malachowsky Investments            0
                           Malachowsky Foundation             0

                 (iii)  Sole power to dispose or to direct the disposition of:

                           Chris A. Malachowsky               7,848,374*
                           Trust                              5,785,000
                           Malachowsky Investments            954,000
                           Malachowsky Foundation             75,000

                 (iv)   Shared power to dispose or to direct the disposition of:

                           Chris A. Malachowsky               0
                           Trust                              0
                           Malachowsky Investments            0
                           Malachowsky Foundation             0

     * Includes 5,785,000 shares held by The Malachowsky Living Trust dated October 20, 1994, 954,000 shares held by Malachowsky Investments, L.P. and 75,000 shares held by The Chris and Melody Malachowsky Family Foundation. Also includes 1,034,374 shares issuable pursuant to options exercisable within 60 days of December 31, 2001. Reflects the 2-for-1 stock dividend in the form of a stock split distributed on September 11, 2001.

Item 5.   Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

       Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

       Not Applicable

Item 8.   Identification and Classification of Members of the Group

       Not Applicable

Item 9.   Notice of Dissolution of a Group

       Not Applicable

Item 10.  Certification

       Not Applicable

                                Page 7 of 8 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 1, 2002
                             ---------------------------------------------------
                                                     Date

                                           /s/ Chris A. Malachowsky
                             ---------------------------------------------------
                                                  Signature

                                               Chris A. Malachowsky
                             ---------------------------------------------------


                             Chris A. Malachowsky, as Trustee of The Malachowsky Living Trust Dated October 20, 1994


                                           /s/ Chris A. Malachowsky
                             ---------------------------------------------------
                             Chris A. Malachowsky, Trustee



                             Malachowsky Investments, L.P.


                                          /s/ Chris A. Malachowsky
                             ---------------------------------------------------
                             Chris A. Malachowsky, General Partner



                             The Chris and Melody Malachowsky Family Foundation


                                          /s/ Chris A. Malachowsky
                             ---------------------------------------------------
                             Chris A. Malachowsky, Director

                                Page 8 of 8 pages